Exhibit 10.35

ADDENDUM TWO

53. Agreed Commencement Date

The agreed Commencement Date for this Lease shall be March 1, 2012.

54. Additional Space

There shall be added to the Premises as of the Commencement Date approximately 574 square feet of first floor warehouse space. Initial Base Monthly Rent for this space shall be $574.00 (Five Hundred, Seventy-Four Dollars). For the purposes of this Lease, this warehouse space shall be considered an addition to the Initial Premises of approximately 19,916sf, as listed on the Basic Lease Information page, bringing the Initial Base Monthly Rent for the Premises to $23,680.00 (Twenty-Three Thousand, Six Hundred Eighty Dollars).

55. In all other matters not inconsistent with the above, the Lease shall remain in full force and effect.

Lessee		Lessor

/s/ Emil Kakkis	3/7/2012	/s/ J.Warz	3/7/2012

Emil Kakkis, CEO	Date	J.Warz,VP	Date

Ultragenyx Pharmaceutical, Inc.		Condiotti Enterprises, Inc.